As filed with the Securities and Exchange Commission on December 21, 2007
Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

1ST CENTURY BANCSHARES, INC.
 (Exact name of registrant as specified in its charter)
_________________________________________

Delaware	26-1169687
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1875 Century Park East, Suite 1400	90067
Los Angeles, California	(Zip Code)
(Address of Principal Executive Offices)

1ST CENTURY BANCSHARES, INC.
DIRECTOR AND EMPLOYEE STOCK OPTION PLAN
(Full title of the plan)

Copies to:
Alan I. Rothenberg	Jason P. DiNapoli
Chairman and Chief Executive Officer	President and Chief Operating Officer
1st Century Bancshares, Inc.	1st Century Bancshares, Inc.
1875 Century Park East, Suite 1400	1875 Century Park East, Suite 1400
Los Angeles, California 90067	Los Angeles, California 90067
(Name and address of agent for service)

Gordon Bava, Esq.
Manatt, Phelps & Phillips, LLP
11355 West Olympic Boulevard
Los Angeles, California 90064

(310) 270-9500
(Telephone number, including area code, of agent for service)

Calculation of Registration Fee
Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.01 par value	1,434,000 shares	$5.70	$8,173,800.00	$250.94

(1)           Based on the number of shares of common stock of 1st Century Bancshares, Inc. (the “Company”) authorized for awards pursuant to the Company’s Director and Employee Stock Option Plan (the “Plan”).  This registration statement also covers an undetermined number of shares of common stock of the Company that, by reason of certain events specified in the Plan, may become issuable in respect of awards through the application of certain anti-dilution provisions in the Plan.
(2)           Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 of the Securities Act of 1933, based on the average of the daily high and low sales prices of common stock of the Company on the Over-The-Counter Bulletin Board at the close of trading as of December 17, 2007.

Part I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.

In connection with the consummation on December 20, 2007, of the Plan of Reorganization (the “Plan of Reorganization”) pursuant to which 1st Century Bancshares, Inc. (the “Company”) became the holding company for 1st Century Bank, N.A. (the “Bank”), the Company has assumed the obligations under the Bank’s Director and Employee Stock Option Plan (the “Plan”). In connection with its assumption of the Plan, the Company is offering shares of its common stock pursuant to the Plan.

The documents containing the information specified in Part I of this Form S-8 Registration Statement (this “Registration Statement”) will be sent or give to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).  Such documents are not being filed with the U.S. Securities Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  Said documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The Company will furnish without charge to each employee, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement.  Such documents are incorporated by reference in the Section 10(a) prospectus.  The Company will also furnish without charge to each employee, upon the written or oral request of such person, documents that are required to be delivered pursuant to Rule 428(b) of the Securities Act.  Requests should be directed to 1st Century Bancshares, Inc., 1875 Century Park East, Suite 1400, Los Angeles, California 90067, Attention: Jason P. DiNapoli, President and Chief Operating Officer, telephone number (310) 270-9500.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(a)
The Bank’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as filed with the Office of the Comptroller of the Currency (the “OCC”) on March 16, 2007, and as filed with the Commission as Exhibit 99.2 to the Company’s Current Report on Form 8-K filed with the Commission on December 21, 2007 and an amendment on Form 10-K/A to the Bank’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which amendment was filed with the OCC on March 27, 2007, and as filed with the Commission as Exhibit 99.3 to the Company’s Current Report on Form 8-K filed with the Commission on December 21, 2007,

(b)
The Bank’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007, as filed with the OCC on May 15, 2007, August 9, 2007 and November 9, 2007, respectively, and as filed with the Commission as Exhibits 99.4, 99.5 and 99.6, respectively, to the Company’s Current Report on Form 8-K filed with the Commission on December 21, 2007, the Bank’s Current Reports on Form 8-K, as filed with the OCC on February 9, 2007, March 19, 2007, April 11, 2007, May 15, 2007, June 4, 2007, July 13, 17 and 31, 2007, August 9, 13 and 21, 2007 and November 1 and 6, 2007, and as filed with the Commission as Exhibits 99.7 – 99.20 to the Company’s Current Report on Form 8-K filed with the Commission on December 21, 2007, and the Company’s Current Report on Form 8-K filed with the Commission on December 21, 2007, and

(c)
The description of the Company’s common stock contained in its Current Report on Form 8-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as filed with the Commission on December 21, 2007.

All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not required.

Item 5. Interests of Named Experts and Counsel.

Certain partners of the law firm of Manatt, Phelps & Phillips, LLP, the Company’s legal counsel, own an aggregate of 61,600 shares of Company common stock, but such partners are not directly involved in representing the Company and did not participate in the giving of the opinion of Manatt, Phelps & Phillips, LLP attached to this Registration Statement as Exhibit 5.1.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”), empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

The Company’s Certificate of Incorporation and Bylaws provide for indemnification of its officers, directors, employees and other agents in a manner substantially identical to that permitted under the DGCL.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation of a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him, and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

The Company carries insurance policies that cover its individual directors and officers for legal liability and which would pay on their behalf for expenses of indemnifying them in accordance with the Company’s Certificate of Incorporation, Bylaws and the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that directors of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

The Company’s Certificate of Incorporation contains such a provision.

In addition, our directors and officers have entered into indemnification agreement which clarify and reaffirm the indemnification rights of the directors and officers.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

4.1	Certificate of Incorporation of 1st Century Bancshares, Inc., filed with the Delaware Secretary of State on August 10, 2007.
4.2	Bylaws of 1st Century Bancshares, Inc.
4.3	1st Century Bancshares, Inc. Director and Employee Stock Option Plan
4.4	1st Century Bancshares, Inc. Form of Stock Option Agreement
5.1	Opinion and Consent of Manatt, Phelps & Phillips, LLP
23.1	Consent of Manatt, Phelps & Phillips, LLP is contained in Exhibit 5.1
23.2	Consent of Grant Thornton LLP, independent registered public accounting firm
24.1	Power of Attorney is set forth on page 7 of this Registration Statement

Item 9. Undertakings.

(a)  Rule 415 offering.  The Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(6)	That, for the purpose of determining liability of the Company under the Securities Act to any purchaser in the initial distribution of the securities:

The Company undertakes that in a primary offering of securities of the Company pursuant to this Registration Statement, regardless of the underwriting methods used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Company will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the Company relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the Company or used or referred to by the Company;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the Company or its securities provided by or on behalf of the Company; and

(iv)	Any other communication that is an offer in the offering made by the Company to the purchaser.

(b)  Filings incorporating subsequent Exchange Act documents by reference. The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)  Incorporated annual and quarterly reports. The Company hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Filing of registration on Form S-8. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company for expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for the filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on December 21, 2007.

1ST CENTURY BANCSHARES, INC.

By:	/s/ Alan I. Rothenberg
Alan I. Rothenberg
Chairman and Chief Executive Officer

By:	/s/ Jason P. DiNapoli
Jason P. DiNapoli
President and Chief Operating Officer

Power of Attorney

Each person whose signature appears below constitutes and appoints Alan I. Rothenberg and Jason P. DiNapoli as their true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for them and in their names, places and steads, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William S. Anderson	Director	December 21, 2007
William S. Anderson

/s/ Christian K. Bement	Director	December 21, 2007
Christian K. Bement

/s/ Leslie E. Bider	Director	December 21, 2007
Leslie E. Bider

/s/ Dave Brooks	Director	December 21, 2007
Dave Brooks

/s/ Jason P. DiNapoli	President and Chief Operating Officer	December 21, 2007
Jason P. DiNapoli

/s/ Joseph J. Digange	Director	December 21, 2007
Joseph J. Digange

/s/ Marshall S. Geller	Director	December 21, 2007
Marshall S. Geller

/s/ Dan T. Kawamoto	Executive Vice President and	December 21, 2007
Dan T. Kawamoto	Chief Financial Officer

/s/ Joanne C. Kozberg	Director	December 21, 2007
Joanne C. Kozberg

Signature	Title	Date

/s/ Alan D. Levy	Director	December 21, 2007
Alan D. Levy

/s/ Barry D. Pressman M.D.	Director	December 21, 2007
Barry D. Pressman, M.D.

/s/ Alan I. Rothenberg	Chairman of the Board and Chief	December 21, 2007
Alan I. Rothenberg	Executive Officer

/s/ Lewis N. Wolff	Director	December 21, 2007
Lewis N. Wolff

/s/ Richard S. Ziman	Director	December 21, 2007
Richard S. Ziman